Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-136445
PROSPECTUS SUPPLEMENT
(to prospectus dated October 11, 2006
and supplemented July 21, 2008)
2,468,748 Shares
Common Stock
This prospectus supplement supplements the prospectus dated October 11, 2006, as previously supplemented on July 21, 2008 (as so amended, the “prior prospectus”), relating to the resale from time to time of 2,000,000 shares of our common stock and up to 468,748 shares of our common stock that may be issued upon the exercise of warrants held by the selling stockholders named in the prior prospectus. You should read this prospectus supplement in conjunction with the prior prospectus, and this prospectus supplement is qualified by reference to the prior prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prior prospectus.
SELLING STOCKHOLDERS
The first paragraph under the heading “Selling Stockholders” on page 10 of the prior prospectus is amended and restated to read as follows:
We are registering shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The shares of our common stock being offered by the selling stockholders are issuable upon the exercise of the warrants held by the selling stockholders. The warrants were originally issued in the transactions described under ''Prospectus Summary — Recent Developments — Private Placement of Shares and Warrants.’’ Except for the ownership of the warrants, the selling stockholders have not had any material relationship with us within the past three years.
The table of selling stockholders appearing on pages 10 and 11 of the prior prospectus is hereby amended in its entirety as set forth below. The information set forth in the table has been provided by the selling stockholder. The second column lists the number of shares of our common stock beneficially owned by the selling stockholder, based on its ownership of warrants to purchase shares of our common stock as of December 4, 2009, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercise.

	Number of Shares					Number of Shares
	Beneficially Owned			Shares		Beneficially Owned After the Offering
Selling Stockholder	Number		%(1)	to be Offered		Number	%
OTA LLC(2)	375,000	(3)	2.2%	375,000	(3)	—	—

(1)	Calculation based on 16,862,069 shares of our common stock issued and outstanding on December 1, 2009.

(2)	The selling stockholder has identified itself as a broker-dealer.

(3)	Consists of shares of common stock which may be issued upon the exercise of warrants.
The date of this prospectus supplement December 9, 2009.